Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-16737, No. 333-54624 and No. 333-142769), of our report dated June 26, 2013 with respect to the statements of net assets available for plan benefits of the MG Advantage 401(k) Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held as of end of year) as of December 31, 2012, which report appears in the December 31, 2012 Annual Report on Form 11-K of the MG Advantage 401(k) Plan.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

June 26, 2013

Glen Allen, Virginia